Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

June 28, 2018

Forty Seven, Inc.

1490 O’Brien Drive, Suite A

Menlo Park, CA 94025

Ladies and Gentlemen:

We have acted as counsel to Forty Seven, Inc., a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (a) 3,363,968 shares of common stock, par value $0.0001 per share, (the “2015 EIP Shares”) issuable pursuant to the Company’s 2015 Equity Incentive Plan, as amended, (the “2015 EIP”) (b) 3,000,000 shares of common stock, par value $0.0001 per share (the “2018 EIP Shares”) issuable pursuant to the Company’s 2018 Equity Incentive Plan (the “2018 EIP”) and (c) 450,000 shares of common stock (together with the 2015 EIP Shares and the 2018 EIP Shares, the “Shares”) issuable pursuant to the Company’s 2018 Employee Stock Purchase Plan (together with the Company’s 2015 EIP and 2018 EIP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP 3175 Hanover Street   Palo Alto, CA   94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com